Exhibit 99.1

FOR IMMEDIATE RELEASE

MaxLinear to Acquire Physpeed Co., Ltd.

Transaction Accelerates Entry Into Enterprise and

Telecommunications Infrastructure Markets

CARLSBAD and CAMARILLO, CALIF. – Oct. 6, 2014 – MaxLinear Inc. (NYSE: MXL), a leading provider of integrated radio frequency (RF) and mixed-signal integrated circuits for broadband communications applications, today announced that it has signed a definitive agreement to acquire Physpeed Co., Ltd., a privately held developer of high-speed physical layer interconnect products addressing enterprise and telecommunications infrastructure market applications.

Headquartered in Camarillo, Calif., Physpeed develops a range of advanced technology solutions including optical physical medium devices (PMDs) and clock data recovery (CDR) devices at line-rate speeds ranging from 10Gbps to 100Gbps today, and 400Gbps in the future.

The acquisition of Physpeed significantly accelerates MaxLinear’s total addressable market expansion efforts into infrastructure for data center, as well as metro and long-haul telecommunications operators. Consistent with third party market research, MaxLinear estimates the total available market for 40G and 100G optical integrated circuits to be approximately $500 million in 2014, with a growth opportunity resulting in a market size in excess of $1.5 billion over the next four years.

“Physpeed’s expertise in high-speed analog design, combined with MaxLinear’s proven low-power digital CMOS mixed signal-integration and DSP capabilities, will bring to market solutions that will uniquely enable the explosive data traffic growth generated from smartphones and tablets, and Over-The-Top (OTT) streaming video, in addition to cloud computing and data analytics in hyper-scale data centers,” said Dr. Kishore Seendripu, CEO of MaxLinear.

“We believe that the unique engineering capabilities which enabled MaxLinear to pioneer Full-Spectrum Capture (FSC™) technologies in Cable and Satellite broadband communications markets, ideally position us to develop world-class high speed physical layer interconnect devices which will drive the migration of data center and telecommunication markets from 100Gbps to 400Gbps links,” he said.

At closing of the acquisition, MaxLinear expects to pay approximately $11.0 million in cash in exchange for all outstanding shares of capital stock and equity of Physpeed. A portion of the consideration payable to the shareholders will be placed into escrow pursuant to the terms of the definitive merger agreement. In addition, the definitive merger agreement provides for potential earnout consideration of up to $750,000 for the achievement of certain 2015 and 2016 revenue milestones.

The boards of directors of each of the companies have approved the merger. The closing, which is expected to occur during MaxLinear’s fourth fiscal quarter ending December 31, 2014, remains subject to customary closing conditions, including the approval of Physpeed’s shareholders. MaxLinear may record a one-time charge for purchased in-process research and development expenses related to the acquisition in its fourth fiscal quarter of 2014. The amount of that charge, if any, has not yet been determined. Physpeed is in early production with a key tier-1 customer, and excluding any one-time charges referenced above, MaxLinear currently expects this transaction to be 1 to 2 cents dilutive to GAAP and non-GAAP earnings per share over the next several quarters and to become accretive to GAAP and Non-GAAP earnings per share in 2016.

About Physpeed, Inc.

Physpeed is a California-based company specializing in the development and sales of integrated circuits for high-speed (10G, 40G and 100G) data center, optical networking and telecommunication equipment. The company was founded by a group of professionals with extensive experience in the communication IC industry. Each team member has over fifteen years of strong high-speed IC design experience using InP HBT, GaAs pHEMT, SiGe and CMOS technologies, along with hands-on experience in the telecom, datacom and broadband access applications. The company’s current product portfolio comprises trans-impedance amplifier (TIA) ICs that include limiting, linear and burst-mode TIAs; driver ICs for DML and EML lasers, and high-swing drivers for InP and LiNbO3 optical modulators. Physpeed also offers clock and data recovery (CDR) timing synchronization ICs. Physpeed’s customer base includes tier-one telecommunication and data communication network systems, sub-systems, and components suppliers.

About MaxLinear, Inc.

MaxLinear, Inc. is a leading provider of radio-frequency and mixed-signal semiconductor solutions for broadband communications applications. MaxLinear is headquartered in Carlsbad, California. For more information, please visit www.maxlinear.com.

Cautionary Note About Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s current; preliminary expectations relating to MaxLinear’s proposed acquisition of Physpeed; MaxLinear’s attempt to expand its target addressable market; the potential for Physpeed’s products and technologies; and financial and accounting consequences of the acquisition, including potential charges in the fourth quarter of 2014 and the anticipated impact of the acquisition on GAAP and Non-GAAP earnings per share. These forward-looking statements are subject to various risks and uncertainties including (among others) our lack of experience integrating acquired businesses and technologies; potential delays in the development of Physpeed’s products and technologies; the availability of new information that adversely affects the assumptions underlying our estimates of the growth potential of Physpeed’s target markets; substantial variability in our quarter to quarter operating results; the potential impact of consolidation among cable operators on our business and operating results; intense competition in our industry; the ability of our customers to cancel or reduce orders; uncertainties concerning how end user markets for our products will develop, including end markets for Physpeed’s products; our lack of long-term supply contracts and dependence on limited sources of supply; potential decreases in average selling prices for our products; currently pending intellectual property litigation; and the potential for additional intellectual property litigation, which is prevalent in our industry. In addition to these risks and uncertainties, investors should review the risks and uncertainties contained in MaxLinear’s filings with the United States Securities and Exchange Commission, including risks and uncertainties identified in our Quarterly Report on Form 10-Q for the Quarter ended June 30, 2014. All forward-looking statements are qualified in their entirety by this cautionary statement. MaxLinear is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events, or otherwise.

MaxLinear, Inc. Press Contact:	MaxLinear, Inc. Corporate Contact:

David Rodewald	Will Torgerson, Vice President
The David James Agency LLC	Worldwide Sales
Tel: +1 805-494-9508	Tel: +1 760-692-0711
david@davidjamesagency.com	wtorgerson@maxlinear.com